SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------

                                 SCHEDULE 13G/A
                                 (Rule 13d-102)

                                ----------------

    INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b), (c)
             AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                         (Amendment No. _____________)*


                         KNIGHTSBRIDGE FINE WINES, INC.
                                (NAME OF ISSUER)

                          COMMON STOCK, $.001 PAR VALUE
                         (TITLE OF CLASS OF SECURITIES)

                                   878270 10 7
                                 (CUSIP NUMBER)


                                SEPTEMBER 2, 2004
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)



     CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS
                               SCHEDULE IS FILED:

                               [ ] RULE 13D-1(B)
                               [ ] RULE 13D-1(C)
                               [X] RULE 13D-1(D)

                                   -----------

     * THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF
SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT CONTAINING INFORMATION WHICH WOULD
             ALTER THE DISCLOSURES PROVIDED IN A PRIOR COVER PAGE.


   THE INFORMATION REQUIRED IN THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF
    THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER,
                                SEE THE NOTES).

Schedule 13G                                                     PAGE 2 OF 9

CUSIP No. 878270 10 7
--------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S.  IDENTIFICATION  NO. OF ABOVE PERSON
          TriPoint Capital Advisors, LLC (EIN No. 522323474)
--------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]
--------------------------------------------------------------------------------
     (3)  SEC USE ONLY

--------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                 Maryland
--------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
               -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER

                    2,276,255(1)
OWNED BY       -----------------------------------------------------------------
EACH           (7)  SOLE DISPOSITIVE POWER
                    0

REPORTING      -----------------------------------------------------------------
PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,276,255

--------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON

          2,276,255
--------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
--------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)

          5.56%
--------------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
          00
--------------------------------------------------------------------------------





-----------------
(1) Represents amount of shares owned after purchasing 1,000,000 shares at $.01 per share, at which point Tripoint owned 823,000 shares, 1,646,000 as of the forward split effective August 13, 2003; 1,326,000 after a sale of 320,000 at a price of $.625 per share, including thetransfer of 120,000 shares in a private transaction. This amount also represents the 40,570 shares that were sold under our 10b5-1 trading plan during the month of August. The purpose of this filing is to disclose that the 10b5-1 Trading Plan between TriPoint Capital Advisors and View Trade Securities, which was disclosed in our 13G/A filed on July 29, 2004, will terminate as of Friday, September 3, 2004. Additionally, we updated the amount of shares Tripoint beneficially owns pursuant to recent sales and transfers.

Schedule 13G                                                     PAGE 2 OF 9

CUSIP No. 878270 10 7
--------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S.  IDENTIFICATION  NO. OF ABOVE PERSON
          TriPoint Holdings,  LLC (EIN No. 320056160)
--------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]
--------------------------------------------------------------------------------
     (3)  SEC USE ONLY

--------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                 Maryland
--------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
               -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,276,255

OWNED BY       -----------------------------------------------------------------
EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------
PERSON WITH    (8)  SHARED DISPOSITIVE POWER

                    2,276,255
--------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          2,276,255
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          5.56%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
          00
-----------------------------------------------------------------------------

Schedule 13G                                                     PAGE 3 OF 9

CUSIP No. 878270 10 7
--------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Michael Boswell
--------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]
--------------------------------------------------------------------------------
     (3)  SEC USE ONLY

--------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                 United States
--------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------
BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,276,255

OWNED BY       -----------------------------------------------------------------
EACH           (7)  SOLE DISPOSITIVE POWER
                    0

REPORTING      -----------------------------------------------------------------
PERSON WITH    (8)  SHARED DISPOSITIVE POWER

                    2,276,255
--------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          2,276,255

--------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
--------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          5.56%
--------------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
          IN
--------------------------------------------------------------------------------

Schedule 13G                                                     PAGE 4 OF 9

CUSIP No. 878270 10 7
--------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Louis Taubman
--------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ] (b)
                                                                    [x]
--------------------------------------------------------------------------------
     (3)  SEC USE ONLY

--------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                 United States
--------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
                ----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER

                    2,276,255
OWNED BY
                ----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING
                ----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,276,255
--------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          2,276,255
--------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]

--------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)

          5.56%
--------------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON

          IN
--------------------------------------------------------------------------------

Schedule 13G                                                     PAGE 5 OF 9

CUSIP No. 878270 10 7
--------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Mark Elenowitz
--------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
--------------------------------------------------------------------------------
     (3)  SEC USE ONLY

--------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                 United States
--------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
                ----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER

OWNED BY            2,276,255
                ----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING
                ----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER

                    2,276,255
--------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          2,276,255
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)

          5.56%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON

          IN
-----------------------------------------------------------------------------

Schedule 13G                                                     PAGE 6 OF 9

ITEM 1(a).  NAME OF ISSUER:
             KNIGHTSBRIDGE FINE WINES, INC.

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
             One Kirkland Ranch Road, Napa, California 94558


ITEM 2(a).  NAME OF PERSON FILING:

     This statement is filed by:

          (i) TriPoint Capital Advisors, LLC ("TriPoint"), a Maryland limited liability company, with respect to the Securities beneficially owned by it;

          (ii)TriPoint Holdings, LLC ("Holdings"), a Maryland limited liability company, is a holding company that owns 100% of TriPoint.

          (iii)-(v) Michael Boswell, Louis Taubman and Mark Elenowitz are the Managers of TriPoint and Holdings.

          The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

Schedule 13G                                                  PAGE 7 OF 9

ITEM 2(b).  ADDRESS OF PRINCIPAL OFFICE OR, IF NONE, RESIDENCE:
            The business address of each of the Reporting Persons is 400 Professional Drive, Suite 310, Gaithersburg, Maryland 20879.

ITEM 2(c).  CITIZENSHIP:
            TriPoint and Holdings are Maryland limited liability companies. Michael Boswell, Louis Taubman and Mark Elenowitz are
            United States citizens.

ITEM 2(d).  TITLE OF CLASS OF SECURITIES: Common Stock,$.001 par value

ITEM 2(e).  CUSIP NUMBER:  878270 10 7

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

          (a)       [ ] Broker or dealer registered under Section 15 of the Act

          (b)       [ ] Bank as defined in Section 3(a)(6) of the Act

          (c)       [ ] Insurance  Company as defined in Section 3(a)(19) of the
                        Act

          (d)       [ ] Investment  Company  registered  under  Section 8 of the
                        Investment Company Act of 1940

          (e)       [ ] Investment  Adviser  registered under Section 203 of the
                        Investment  Advisers  Act  of  1940:  see   Rule   13d-
                        1(b)(1)(ii)(E)

          (f)       [ ] Employee Benefit Plan,  Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see
                        Rule 13d-1(b)(1)(ii)(F)

          (g)       [ ] Parent  Holding  Company,  in accordance  with Rule 13d-
                        1(b)(ii)(G);

          (h)       [ ] Savings  Associations  as defined in Section 3(b) of the
                        Federal Deposit Insurance Act;

          (i)       [ ] Church Plan that is excluded  from the  definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

Schedule 13G                                                    PAGE 7 OF 9

          (j)       [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         IF THIS STATEMENT IS FILED PURSUANT TO Rule 13d-1(c), CHECK THIS
BOX. [x]


ITEM 4.   OWNERSHIP.

         TriPoint is a Maryland limited liability company, which is 100% owned by Holdings. Messrs. Michael Boswell, Louis Taubman and Mark Elenowitz are the Managers of TriPoint and Holdings and, as such, they may be deemed to control such entities and therefore be the beneficial owners of the securities in this Schedule 13G.

       A. TRIPOINT

        (a) Amount beneficially owned: 2,276,255
        (b) Percent of class: 5.56%
            (All  percentages  herein are based on  40,928,297  shares of common stock issued and  outstanding as of August 1, 2004.
        (c) Number of shares as to which such person has:

                 (i)    sole power to vote or to direct the vote
                        0

                 (ii)   shared power to vote or to direct the vote
                        2,276,255

                 (iii)  sole power to dispose or to direct the disposition of
                        0

                 (iv) shared power to dispose or to direct the disposition of 2,276,255


       B. HOLDINGS

        (a)      Amount beneficially owned: 2,276,255
        (b) Percent of class: 5.56% (All percentages herein are based on 40,928,297 shares of Common Stock issued and outstanding as of August 1, 2004.
        (c)      Number of shares as to which such person has:

                 (i)    sole power to vote or to direct the vote
                        0

                 (ii)   shared power to vote or to direct the vote
                        2,276,255

                 (iii)  sole power to dispose or to direct the disposition of
                        0

                 (iv) shared power to dispose or to direct the disposition of 2,276,255



       C. Michael Boswell

        (a) Amount beneficially owned: 2,276,255
        (b) Percent of class: 5.56%
        (c) Number of shares as to which such person has:

                 (i)    sole power to vote or to direct the vote
                        0

                 (ii)   shared power to vote or to direct the vote
                        2,276,255

                 (iii)  sole power to dispose or to direct the disposition of
                        0

                 (iv) shared power to dispose or to direct the disposition of 2,276,255


       D. Louis Taubman

          (a) Amount beneficially  owned:  2,276,255
          (b) Percent of class: 5.56%
          (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote
                        0

                  (ii)  shared power to vote or to direct the vote
                        2,276,255

                 (iii)  sole power to dispose or to direct the disposition of
                        0

                 (iv) shared power to dispose or to direct the disposition of 2,276,255


       E. Mark Elenowitz

         (a) Amount  beneficially  owned:  2,276,255
         (b) Percent of class: 5.56%
         (c) Number of shares as to which such person has:

                 (i)    sole power to vote or to direct the vote
                        0

                 (ii)   shared power to vote or to direct the vote
                        2,276,255

                 (iii)  sole  power to dispose or to direct the disposition of
                        0

                  (iv) shared power to dispose or to direct the disposition of 2,276,255

           Schedule 13G                                         PAGE 8 OF 9


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
          Not Applicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
          Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.
          Not applicable.

Schedule 13G                                                    PAGE 9 OF 9

ITEM 10.  CERTIFICATION.  (if filing pursuant to Rule 13d-1(c))

          Each of the Reporting Persons hereby make the following certification:

By signing below each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the Securities and were not acquired and not held in connection with or as a participant in any transaction having that purpose or effect.


                                   SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


DATED:  August 2, 2004            /s/ Michael Boswell
                                 -----------------------------------------------
                                 Michael Boswell, individually and as Manager of TriPoint Capital Advisors, LLC and TriPoint Holdings, LLC


                                 /s/ Louis Taubman
                                 -----------------------------------------------
                                 Louis Taubman, individually and as Manager of TriPoint Capital Advisors, LLC and TriPoint Holdings, LLC


                                 /s/ Mark Elenowitz
                                 -----------------------------------------------
                                 Mark Elenowitz, individually and as Manager of TriPoint Capital Advisors, LLC and TriPoint Holdings, LLC